PDI CONTACT:                                                                           INVESTOR CONTACTS:
Jeffrey E. Smith                                                                              Lippert/Heilshorn & Associates, Inc.
Chief Executive Officer                                                                 Kim Sutton Golodetz (kgolodetz@lhai.com)
(201) 258-8451                                                                                (212) 838-3777
jesmith@pdi-inc.com                                                                    Bruce Voss (bvoss@lhai.com)
www.pdi-inc.com                                                                          (310) 691-7100

PDI Reports Second Quarter Results - Provides Business Update

Conference Call Begins Today at 4:30 p.m. Eastern Time

SADDLE RIVER, N.J. (August 6, 2008) – PDI, Inc. (NASDAQ: PDII), a provider of commercialization services to the biopharmaceutical industry, today announced financial results for the three and six months ended June 30, 2008, and provided a business update.

Summary results were:

	For the three-month period			For the six-month period
	ended June 30 *			ended June 30 *
			$			$
	2008	2007	Change	2008	2007	Change
Revenue, net	$30.4	$27.8	$2.6	$62.6	$60.6	$2.0
Gross profit	$3.6	$7.2	$(3.6)	$12.3	$16.1	$(3.8)
Operating expense	$11.5	$11.0	$0.5	$21.9	$22.3	$(0.4)
Operating loss	$(7.9)	$(3.9)	$(4.0)	$(9.6)	$(6.1)	$(3.5)
Other income, net	$0.8	$1.6	$(0.8)	$2.0	$2.9	$(0.9)
Net loss	$(7.5)	$(2.5)	$(5.0)	$(8.5)	$(4.4)	$(4.1)

Loss per share	$(0.53)	$(0.18)	$(0.35)	$(0.61)	$(0.32)	$(0.29)

*	Unaudited - $'s in millions except per share information.

Financial Overview – Second Quarter

Revenue – Net revenue of $30.4 million in the second quarter of 2008 was higher than 2007  primarily as a result of an increase in business within the Select Access business unit of our Sales Services segment, partially offset by lower net revenue in our Marketing Services segment.  In addition, the Company recorded $1.0 million in negative revenue in our Product Commercialization segment, which pertains to a non-refundable payment made in connection with our first promotional agreement under this new strategic initiative.

Gross profit – Gross profit declined primarily as a result of expenses and the negative revenue attributable to the commencement of the Company’s first promotional program within its Product Commercialization segment.  Lower gross profit in the Marketing Services segment was more than offset by increases in gross profit in the Sales Services segment.

Operating expenses – Total operating expenses were higher in the second quarter of 2008 compared with the prior-year period due principally to an increase in compensation expense of approximately $0.7 million in connection with the retirement of the Company’s chief executive officer in June.   Partially offsetting this increase were lower expenses resulting from the Company’s ongoing cost-reduction initiatives, including lower consulting expenses.

Operating loss – The increase in the operating loss of $4.0 million to $7.9 million for the second quarter of 2008 compared to 2007 is largely due to the operating loss of $5.7 million in the Product Commercialization segment associated with the start-up of the Company’s first promotional program within the Product Commercialization segment, and increased compensation expenses.  Partially offsetting these amounts was a decrease of the operating loss in the Sales Services segment of $2.1 million, primarily due to increased revenue and increased gross profit.

Liquidity and cash flow – Cash, cash equivalents and short-term investments as of June 30, 2008 were $102.6 million, a $4.4 million decrease from December 31, 2007.  This decrease was primarily attributable to expenses relating to the commencement of the Company’s first promotional program within its Product Commercialization segment.  At June 30, 2008, the Company was invested in highly liquid securities and did not incur any realized or unrealized losses on these investments in the quarter.

Commentary

“Primarily due to investments in our Product Commercialization initiative, we incurred a net loss of $7.5 million or $ (0.53) per share for the current quarter; however, total revenue increased by 10% compared to the prior year period. In fact, driven by the market acceptance of many of our new, flexible sales offerings, revenue in our Sales Services segment increased by 20%,” said John P. Dugan, chairman of the Board of Directors of PDI.  “During the quarter we announced that we were awarded a contract from a top-five pharmaceutical company that not only extended an existing agreement through May 2009, but also expanded it by $10 million to $33 million annually. In addition, near the beginning of the second quarter, another important client expanded the scope of our engagement, which increased revenue in the second quarter and could increase revenue by up to $2.0 million per quarter through year end. Partially offsetting these two expansions in the future will be the impact of changes in two other existing contracts. One of our long term clients, as planned, has internalized our field sales force, effective July 31, 2008.  This contract represented approximately $2.3 million in quarterly revenue. We were also just notified that a contract with revenue of approximately $3.5 million per quarter with a top-ten pharmaceutical company will be terminated at the end of the third quarter of 2008 due to increased generic competition.    Marketing Services revenue was virtually flat year-over-year reflecting the difficult economic environment and uneven sales patterns among the three business units within this segment.”

“During the quarter we launched our first Product Commercialization initiative related to Elidel®. Promotional activities are proceeding as planned, and expenses are in line with our expectations.  We are encouraged by physicians’ reaction to the relaunch of this product and expect to see promotional response to our efforts as we move into the eczema season near the end of the third quarter.  We continue to expect this opportunity to be dilutive to earnings in 2008, but believe it will be accretive to earnings over its four year term.  Product commercialization is a significant component of our strategic plan to leverage our sales and marketing expertise to deliver higher margins over the term of the contract versus our traditional fee-for-service arrangements.

Notably, our top-line results for this quarter represent the first year-over-year increase in revenue in 15 quarters. While we consider this an important milestone in the rebuilding of the company, our ability to sustain year-over-year increases will be dependent on our ability to consistently win new business and successfully execute product commercialization opportunities,” Mr. Dugan concluded.

Conference Call

PDI will hold a conference call and webcast today beginning at 4:30 p.m. Eastern time to discuss this announcement and to answer questions.  The webcast will be accessible through the Investor Relations section of PDI's website at www.pdi-inc.com, and will be archived on the website for future on-demand replay.

Alternatively, the call can be accessed by dialing (866) 644-4654 from the U.S. or (706) 634-8407 from outside the U.S.  A telephone replay will be available from 6:30 p.m. Eastern time on August 6, 2008 through 11:59 p.m. Eastern Time on August 8, 2008 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 58780148.

About PDI

PDI provides commercialization services for established and emerging biopharmaceutical companies. The Company is dedicated to maximizing the return on investment for its clients by providing strategic flexibility, sales, marketing and commercialization expertise.

PDI currently operates in three business segments: Sales Services, Marketing Services and Product Commercialization.  Our sales services include Performance Sales Teams™, which are dedicated pharmaceutical sales force teams for specific customers; Select Access™, our targeted sales solution that leverages an existing sales force and infrastructure; and PDI ON DEMAND, a suite of innovative sales services that provide rapid, customized sales force solutions tailored to meet the local, regional and seasonal needs of our customers.  Our marketing services include marketing research and consulting services through TVG, and medical communications services through Pharmakon.  In addition, PDI is a high-quality provider of continuing medical education programs through Vital Issues in Medicine (VIM®).  Our product commercialization solutions leverage our considerable sales and marketing expertise to manage products throughout their lifecycles, enabling us to maximize profitable brand growth.  PDI's experience extends across multiple therapeutic categories and includes office- and hospital-based initiatives.

For more information, please visit the Company’s website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI’s control.  These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI’s actual results to be materially different from those expressed or implied by any forward-looking statement.  Such factors include, but are not limited to: changes in outsourcing trends or a reduction in promotional, marketing and sales expenditures in the pharmaceutical, biotechnology and life sciences industries; the loss of one or more significant clients or a material reduction in service revenues from such clients; the ability to fund and successfully implement PDI’s long-term strategic plan; the ability to successfully develop product commercialization opportunities; the ability to successfully identify, complete and integrate any future acquisitions and the effects of any such acquisitions on PDI’s ongoing business; the ability to meet performance goals in incentive-based and revenue sharing arrangements with clients; competition in PDI’s industry; the ability to attract and retain qualified sales representatives and other key employees and management personnel; product liability claims against PDI; changes in laws and healthcare regulations applicable to PDI’s industry or PDI’s, or its clients’, failure to comply with such laws and regulations; volatility of PDI’s stock price and fluctuations in its quarterly revenues and earnings; potential liabilities associated with insurance claims; failure of, or significant interruption to, the operation of its information technology and communications systems; and the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2007, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
(Tables to Follow)

PDI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenue, net	$30,399	$27,784	$62,628	$60,586

Cost of services	26,809	20,633	50,339	44,461

Gross profit	3,590	7,151	12,289	16,125

Compensation expense	7,177	6,327	13,310	12,425
Other selling, general and administrative expenses	4,313	4,711	8,587	9,830
Total operating expenses	11,490	11,038	21,897	22,255

Operating loss	(7,900)	(3,887)	(9,608)	(6,130)

Other income, net	800	1,577	1,950	2,937

Loss before income tax	(7,100)	(2,310)	(7,658)	(3,193)

Provision for income tax	377	187	879	1,205

Net loss	$(7,477)	$(2,497)	$(8,537)	$(4,398)

Loss per share of common stock:
Basic	$(0.53)	$(0.18)	$(0.61)	$(0.32)

Diluted	$(0.53)	$(0.18)	$(0.61)	$(0.32)

Weighted average number of common shares and
common share equivalents outstanding:
Basic	13,986	13,931	13,978	13,920
Diluted	13,986	13,931	13,978	13,920

Segment Data
(in thousands)

Sales		Marketing	Product	Consolidated
	Services	Services	Commercialization
Three months ended June 30, 2008:
Revenue	$23,401	$7,998	$(1,000)	$30,399
Gross profit	5,166	3,380	(4,956)	3,590
Gross profit %	22.1%	42.3%		11.8%

Three months ended June 30, 2007:
Revenue	$19,538	$8,246	$-	$27,784
Gross profit	3,148	4,003	-	7,151
Gross profit %	16.1%	48.5%		25.7%

Six months ended June 30, 2008:
Revenue	$48,657	$14,971	$(1,000)	$62,628
Gross Profit	11,045	6,731	(5,487)	12,289
Gross profit %	22.7%	45.0%		19.6%

Six months ended June 30, 2007:
Revenue	$45,705	$14,881	$-	$60,586
Gross Profit	8,987	7,138	-	16,125
Gross profit %	19.7%	48.0%		26.6%

Selected Balance Sheet Data
(in thousands)
	June 30,	December 31,
	2008	2007
	(unaudited)

Cash and short-term investments	$102,626	$106,985

Working capital	$106,313	$111,587

Total assets	$166,296	$179,554

Total liabilities	$33,853	$39,365

Total stockholders' equity	$132,443	$140,189

Selected Cash Flow Data
(in thousands)

	Six Months Ended
	June 30,
	June 30,	June 30,
	2008	2007
	(unaudited)	(unaudited)
Net loss	$(8,537)	$(4,398)

Non-cash items	$3,596	$4,061

Net change in assets and liabilities	$1,231	$(2,438)

Net cash used in operations	$(3,710)	$(2,775)

Change in cash and short-term investments	$(4,359)	$(3,407)